Exhibit 99

FOR IMMEDIATE RELEASE

July 22, 2009

THE EASTERN COMPANY REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS OF 2009

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the second quarter and six months of 2009. Sales for the quarter were $28.1 million, compared to $36.1 million for the same period in 2008, a 22% decrease, while net income was $842,000 or $0.13 per diluted share, compared to the $1.4 million, or $0.22 per diluted share, reported in the second quarter of 2008, a 38% decrease.

Net sales for the six months of 2009 were $56.5 million compared to $69.0 million for the first six months of 2008. For the six month period ended July 4, 2009 the year to date loss was ($240,000) or ($0.04) per diluted share, compared to income of $2.6 million or $.42 per diluted share for the same period in 2008.

Mr. Leganza Chairman, President and CEO stated, “The positive operating results for the second quarter were a result of cost and expense reduction initiatives implemented during the first quarter of 2009 and should continue to benefit our operating results as we move forward through the remainder of the year. Further initiatives will be instituted if necessary to respond to any further weaknesses in the economy. These actions will also make us more efficient when the economy improves.”

Leonard F. Leganza, added, “The continuing weak global economy has had a downward affect on most of the markets we serve, as reflected in the decreased sales volume in the second quarter and six months year to date. Our Industrial Hardware Group has been faced with significantly depressed vehicular markets especially in the Class 8 heavy truck markets as well as in the industrial markets requiring our various hardware products. The Metal Products Group also experienced a moderately weak demand for both mining and contract casting products. The Security Products Group, where our markets are very diversified, also experienced weak demand. The lower sales volumes have reduced plant utilization and gross margins.”

Leonard F. Leganza, continued, “However, notwithstanding the gloomy impact of the economy, as we look ahead at our operations, there are some very promising factors. The mining industry does remain strong and is anticipated to continue to be strong in the future, which should strengthen our Metal Products Group. The Industrial Hardware Group is continuing to benefit from increased orders for our military latching systems and we expect that orders for our lightweight composite Sleeper Cabs should improve in the fourth quarter of this year. Our Greenwald division, which serves the commercial laundry markets, recently unveiled several new products at the commercial laundry’s “Clean Show” in New Orleans and received very positive reviews particularly for their new contactless “Flash Cash” payment systems.”

Mr. Leganza concluded, “We are pleased to have been added to the Russell 3000, Russell Global and Russell Microcap Indexes when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 29, 2009. Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. We are pleased to be included in these indexes, which reflect our continued positive momentum. Russell is an industry leader for stock indexes and we expect our participation will generate greater interest in our stock at the institutional investor level.”

The Eastern Company is a 151-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company’s business environment. Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net Sales	$ 28,087,629	$ 36,098,718	$ 56,520,102	$ 69,017,629

Net Income	$ 842,382	$ 1,354,700	$ (240,148)	$ 2,561,378

Net Income Per Share:
Basic	$ 0.14	$ 0.23	$ (0.04)	$ 0.44
Diluted	$ 0.13	$ 0.22	$ (0.04)	$ 0.42

Weighted average
shares outstandings:
Basic	5,967,826	5,835,601	5,966,787	5,823,781
Diluted	6,268,805	6,154,270	5,966,787	6,155,699